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                                                                    EXHBIT 99.1



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                                  NEWS RELEASE
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FOR RELEASE:  IMMEDIATE                                 CONTACT:  MARIA VAFIADES
                                                                  (508) 947-4343

                MAYFLOWER BANCORP REPORTS THIRD QUARTER EARNINGS
                ------------------------------------------------
                             AND PAYMENT OF DIVIDEND
                             -----------------------

         (Middleboro, MA), February 23, 2010 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $316,000 or $0.15 per share for its third quarter ended January 31, 2010 as compared to earnings of $387,000 or $0.19 per share for the same quarter last year. Diluted earnings per share for the third quarter were $0.15 compared to $0.19 for the third quarter of last year.

         For the nine months ended January 31, 2010, net income was $850,000 or $0.41 per share, compared to a net loss of $270,000 or $0.13 per share for the same period last year. On a diluted per share basis, earnings for the nine months were $0.41 per share compared to a diluted loss per share of $0.13 for the same period one year ago.

         Included in prior year-to-date operating results for the nine months ended January 31, 2009 was a gross, other-than-temporary impairment charge of $1.9 million related to the Company's ownership of The Federal National Mortgage Association's ("Fannie Mae") and The Federal Home Loan Mortgage Corporation's ("Freddie Mac") preferred and auction rate preferred stock. The net after-tax reduction in earnings as a result of that charge was $1.2 million.

         Net interest income for the quarter ending January 31, 2010 increased by $209,000 or 11.2% to $2.1 million. This increase was due in part to matured certificates of deposit repricing into lower rates, offset by a reduction in the average balance of loans outstanding. During the quarter ended January 31, 2010, the Company's net interest margin increased, from 3.34% for the quarter ended January 31, 2009 to 3.71% for the quarter ended January 31, 2010. Total average interest earning assets for the quarter remained stable at $224.1 million, while average interest bearing liabilities grew from $221.6 million for the quarter ended January 31, 2009 to $224.7 million for the quarter ended January 31, 2010.

         The provision for loan losses was $75,000 for the quarter ended January 31, 2010, compared to $0 for the quarter ended January 31, 2009. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate at January 31, 2010. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions, regulatory considerations, or other factors.

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         Non-interest income for the quarter decreased by $109,000, primarily due to a reduction in gains on sales of loans, from a gain of $217,000 for the quarter ended January 31, 2009 to a gain of $73,000 for the quarter ended January 31, 2010. Additionally, loan origination and other loan fees decreased by $13,000. These decreases were offset by an increase of $28,000 in gains on sales of investments, an increase of $15,000 in customer service fees, and an increase of $5,000 in other income.

         As compared to the same period last year, total operating expenses increased by $122,000 or 6.9% for the quarter ended January 31, 2010. This increase was primarily comprised of an increase of $89,000 in salary and benefit expense due to employees hired to staff our new retail branch in Plymouth, MA, the hiring of a new commercial loan officer, and increases in employee benefit costs. Also contributing to the increase in operating expenses was an increase of $23,000 in FDIC assessment expense, a result of higher FDIC deposit insurance premiums. Additionally, losses and expenses related to other real-estate owned increased by $3,000, data processing increased by $1,000, and other expenses increased by $8,000. These increases were offset by a decrease of $2,000 in occupancy and equipment expense.

         For the nine-months ended January 31, 2010, net interest income was $5.8 million, an increase of $273,000 or 4.9% compared to the prior year nine-month period. Additionally, the Company's net interest margin increased from 3.28% for the nine-months ended January 31, 2009 to 3.44% for nine-months ended January 31, 2010. Average interest earning assets for the nine-months ended January 31, 2010 were $224.8 million as compared to $224.4 million for the nine-months ended January 31, 2009 and average interest bearing liabilities were $225.1 million compared to $220.8 million for the same nine-month period one year ago.

         The provision for loan losses was $75,000 for the nine-months ended January 31, 2010 as compared to $0 for the nine-months ended January 31, 2009.

         For the nine-months ended January 31, 2010, non-interest income improved in total by $2.2 million, primarily a function of the prior year $1.9 million gross Fannie Mae and Freddie Mac investment writedowns, as compared to investment gains of $159,000 realized during the current nine month period. Year to date gains on sales of mortgages increased by $62,000 due to higher volumes of newly originated fixed-rate residential mortgage loans having been sold to the secondary market during the period. Finally, other income increased by $29,000 and customer services fees increased by $1,000. These increases were offset by a decrease of $43,000 in loan origination fees.

         Total operating expenses increased by $502,000 to $5.8 million for the nine-months ended January 31, 2010, an increase of 9.4%. This increase was attributable to an increase of $248,000 in salary and benefit expense, an increase of $177,000 in FDIC assessment expense, an increase of $24,000 in occupancy and equipment expense, and an increase of $3,000 in data processing expense. Additionally, other expenses increased by $127,000, a result of increased advertising and public relations expenses relating to the new branch office and due to ATM conversion expenses. These increases were offset by a decrease of $77,000 in losses and expenses related to other real-estate owned.

         Since the end of the April 30, 2009 fiscal year, total assets of the Company have decreased by $3.5 million, ending at $246.0 million as of January 31, 2010. During the nine-month period, total investments increased by $5.0 million and other assets increased by $1.1 million, a result of the three-year prepaid FDIC insurance assessment paid during the third quarter. These increases were offset by a decrease of $8.4 million in net loans receivable. This decline in loan balances is a result of a decrease of $6.9 million in residential mortgages, a decrease of $1.5 million in net construction loans outstanding, a decrease of $956,000 in home equity loans and lines of credit, and a decrease of $126,000 in personal loans. These reductions were partially offset by an increase of $1.0 million in commercial loans and mortgages. During the nine-months ended January 31, 2010, total deposits increased by $1.9 million. This increase was due to growth of $13.6 million in money market deposit accounts and growth of $4.0 million in checking and savings accounts, offset by

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a decrease of $15.7 million in certificate of deposit balances. Finally, borrowed funds outstanding decreased by $5.4 million.

         As of January 31, 2010, non-performing assets totaled $2.1 million, compared to $935,000 at April 30, 2009. The increase is due to the addition of a $1.4 million commercial mortgage to the non-performing category during the third quarter. The property securing this mortgage is located in the Company's primary market area and is scheduled for foreclosure during the Company's fourth quarter.

         Total stockholders' equity was $20.4 million at January 31, 2010, compared to $19.3 million at April 30, 2009. Tier 1 capital to average assets was 7.86% at January 31, 2010, compared to 7.56% at April 30, 2009. The increase in total equity is due to net income for the nine-months of $850,000 and an increase of $669,000 in the net unrealized gain on securities classified as available-for-sale. Those increases in total equity were partially offset during the nine-month period by dividends of $0.22 per share and totaling $458,000 as paid to shareholders, and by Company stock repurchases totaling $33,000.

         In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company reported that the Company's Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on March 12, 2010, to shareholders of record as of March 5, 2010.

         As the Company made these announcements, Mr. Pratt commented, "Our results have been aided substantially by the continued improvement of our net interest margin, and by all of the circumstances that continue to contribute to that improvement, including our ability to attract inexpensive, in-market core deposits. Although our non-performing assets decreased during the quarter and remain higher than our targets, our overall loan delinquency remains at manageable, low levels. We note that the provision made to our loan loss reserve was our first such provision in almost three years, and results in the maintenance of reasonable coverage ratios for both non-performing and total loans."

         Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.
                           ---------------------

         (See accompanying Selected Consolidated Financial Information)

THIS EARNINGS REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES; AND THE OTHER MATTERS DESCRIBED UNDER "ITEM 1A - RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 30, 2009.

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


MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                                                  JANUARY 31,                          APRIL 30,
                                                                     2010                                2009
                                                                  -----------                          ----------
Total assets                                                       $246,004                            $249,545
Loans receivable, net                                               122,758                             131,111
Federal funds sold and interest bearing deposits                      3,245                               6,184
Investment securities:
   Held to maturity                                                  47,767                              45,239
   Available for sale, net                                           47,450                              45,022
Deposits                                                            215,841                             213,957
Borrowed funds                                                        8,500                              13,888
Stockholders' equity                                                 20,366                              19,338

Tier 1 Capital to average assets                                       7.86%                               7.56%
Tier 1 Capital to risk-weighted assets                                14.32%                              13.39%
Book value per share                                               $   9.78                            $   9.27

                                                                    THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                        JANUARY 31,                         JANUARY 31,
                                                                    2010          2009                  2010          2009
                                                                  -----------------------             ------------------------
Statement of operations
   Interest and dividend income                                   $   2,786     $   3,101             $   8,567     $   9,442
   Interest expense                                                     706         1,230                 2,768         3,916
                                                                  ---------     ---------             ---------     ---------
      Net interest income                                             2,080         1,871                 5,799         5,526

   Provision for loan losses                                            (75)            -                   (75)            -
   Gain on sales of loans                                                73           217                   343           281
   Gain (loss) on sales and writedowns of investments                    28             -                   159        (1,944)
   Other non interest income                                            274           267                   827           840
   Operating expenses                                                (1,888)       (1,766)               (5,829)       (5,327)
                                                                  ---------     ---------             ---------     ---------
   Income (loss) before income taxes                                    492           589                 1,224          (624)
   Income taxes                                                         176           202                   374          (354)
                                                                  ---------     ---------             ---------     ---------

   Net income (loss)                                              $     316     $     387             $     850     $    (270)
                                                                  =========     =========             =========     =========

   Earnings (loss) per share - basic                              $    0.15     $    0.19             $    0.41     $   (0.13)

   Earnings (loss) per share - diluted                            $    0.15     $    0.19             $    0.41     $   (0.13)

   Dividends per share                                            $    0.06     $    0.10             $    0.22     $    0.30

   Weighted average shares outstanding                            2,082,533     2,088,262             2,084,181     2,090,306

   Annualized return on average assets                                 0.51%         0.64%                 0.46%        -0.15%

   Annualized return on average equity                                 6.27%         8.35%                 5.72%        -1.91%

   Net interest spread                                                 3.71%         3.32%                 3.44%         3.24%

   Net interest margin                                                 3.71%         3.34%                 3.44%         3.28%

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

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)

                                                                    JANUARY 31,       APRIL 30,          JANUARY 31,
LOANS PAST DUE OVER 90 DAYS:                                          2010              2009               2009
                                                                -------------      ------------      -------------
   Residential mortgages                                             $     -           $   345           $     30
   Commercial and construction mortgages                               1,424                 -                  -
   Commercial time and demand loans                                        -                 -                  -
   Consumer and other loans                                                -                 -                  -
                                                                     -------           -------           --------
                                                                     $ 1,424           $   345           $     30
                                                                     =======           =======           ========

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:

   Net loans receivable                                                 1.16%             0.26%              0.02%
   Total assets                                                         0.58%             0.14%              0.01%

NON-PERFORMING ASSETS

 **Non-accrual loans                                                 $ 1,424           $   345           $     30
   Real estate acquired by foreclosure                                   647               590                378
                                                                     -------           -------           --------
                                                                     $ 2,071           $   935           $    408
                                                                     =======           =======           ========

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Net loans receivable                                                 1.69%             0.71%              0.31%
   Total assets                                                         0.84%             0.37%              0.17%

ALLOWANCE FOR LOAN LOSSES                                            $ 1,266           $ 1,305           $ 1,378

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NON-PERFORMING LOANS                                                88.90%           378.26%           4593.33%

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF NET LOANS                  1.03%             1.00%              1.04%



** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest